Exhibit 99.1
EDDIE BAUER REPORTS FOURTH QUARTER AND FULL YEAR SALES —
4.8 % INCREASE IN FOURTH QUARTER COMPARABLE STORE SALES
BELLEVUE, WA, January 10, 2008 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported preliminary net merchandise sales and comparable store sales for the fourth quarter and the fiscal year 2007 ended December 29, 2007.
Fourth Quarter Sales Results:
•	Preliminary total net merchandise sales (including stores opened and closed in 2007) increased 3.4% to $378 million, as compared to $365 million in the fourth quarter of 2006.

•	Total store (retail and outlet store combined) comparable sales increased 4.8%.
°	Comparable retail store sales increased by 8.6%

°	Comparable outlet stores sales declined 1.9%.
•	Sales from the Company’s direct channel, which includes Internet and catalog sales, increased by 9.7%.
2007 Full Year Sales Results:
•	Preliminary total net merchandise sales (including stores opened and closed in 2007) increased 3.4% to $989 million, as compared to $957 million for fiscal 2006.

•	Total store (retail and outlet store combined) comparable sales increased 4.4%.
°	Comparable retail store sales increased by 8.9%

°	Comparable outlet stores sales declined 2.3%.
•	Sales from the Company’s direct channel, which includes Internet and catalog sales, increased by 8.3%.

•	The number of total stores decreased from 394 at December 30, 2006 to 391 at December 29, 2007.
Neil S. Fiske, President and Chief Executive Officer, said, “Overall, holiday results showed some encouraging signs of progress in our turnaround. We were pleased with the results of the retail and direct businesses. We finished the year and the quarter with a solid performance in December in the two largest and most important channels of our business, although overall results were negatively impacted by the continued softness in our outlet division.
As we look to 2008, our new management team is moving forward with key brand, merchandising and marketing strategies to improve performance and restore long term growth. In addition, as discussed in our last earnings call, we recognize that current cost structure is too high and we are beginning to implement a cost reduction plan for 2008, with the goal of taking $25-30 million out of the operating cost structure of the business.”
The numbers contained in this release are preliminary in nature, based on information as of January 9, 2008, and may be subject to further adjustment. Investors should be aware that the Company has not yet finalized its results and that the Company’s preliminary numbers reflect management’s estimates, which could differ materially from actual results, if the information on which the estimates were based ultimately proves to be incomplete or incorrect. Net merchandise sales include sales from the Company’s retail and outlet stores and its direct channel, which includes its catalogs and websites, but does not include licensing revenue or revenue generated by the Company’s joint ventures. Comparable store sales are a non-GAAP measurement that includes net merchandise sales from retail and outlet stores that have been open for one complete fiscal year. We exclude new store locations from our comparable store sales until they have been in operation for one complete fiscal year. Similarly, stores that are expanded or down-sized by more than 30% are also excluded from our comparable store base until they have been in operation in their new configuration for one complete fiscal year. Stores that are closed for more than 10 consecutive days are also excluded from our comparable store base. Comparable store sales do not include net sales from our catalogs and websites.
About Eddie Bauer
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 390 stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com and http://www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
Safe Harbor Statements
The numbers contained in this press release are preliminary in nature, based on information at January 9, 2008, and may be subject to further adjustment.
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by management, reflecting our best judgment based on currently known factors, which assumptions and estimates may prove inaccurate. Forward-looking statements involve risks and uncertainties. Forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to effectuate our proposed turnaround of Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; our inability to improve profitability of our retail stores, catalogs and website operations; increased levels of merchandise returns not estimated by management; our inability to source our requirements from our current sourcing agents; disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. The information contained in this release is as of January 9, 2008, and except as required by law, we undertake no obligation to update any of these forward-looking statements.
Contact:
Eddie Bauer Holdings, Inc.
Marv Toland, Chief Financial Officer — 1 425 755 6225